Exhibit 5.1

Angela Collette

Attorney and Counselor at Law

Licensed in New York, Michigan and Kentucky

July 25, 2013

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: Envoy Group Corp.

Gentlemen:

I have been requested by Envoy Group Corp., a Florida corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum 3,000,000 shares which will be offered by Envoy Group Corp. I request that this letter also serve to correct the errors in my previous letter, dated May 23, 2013 and filed with the Registration Statement (Registration No. 333-188785).

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of Envoy Group Corp. copies of the records of corporate proceedings of Envoy Group Corp. and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered are duly authorized and, when sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Angela Collette

Angela Collette

____________________________________________________________________

28325 Utica Road, Roseville, Michigan 48066

Tel. 321.507.7836

Atty4defense@aol.com